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                                                                    EXHIBIT 99

PACIFICORP
PACIFIC POWER   UTAH POWER                                        NEWS RELEASE
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For further information contact:


Jan Mitchell, (503) 464-6261

FOR IMMEDIATE RELEASE, May 27, 1994

     PacifiCorp announced today a realignment of senior officer responsibilities.

     Verl Topham, president of PacifiCorp's Utah Power Division, has been appointed to senior vice president and legal counsel of PacifiCorp with responsibility for all corporate legal matters. In addition, Topham was elected to the PacifiCorp board of directors.

     Paul Lorenzini, president of the utility's Pacific Power Division, is the new PacifiCorp senior vice president of engineering and capital projects. Lorenzini replaces Harry Haycock, who is retiring. Haycock joined Utah Power in 1960 and has held a number of engineering, management and officer positions.

     The positions of division presidents have been eliminated. The changes are effective immediately.

     Fred Buckman, president and CEO of PacifiCorp, said that PacifiCorp's electric operations will be organized into three major areas: power supply; wholesale sales and transmission, and retail sales and distribution operations.

     "This realignment focuses our attention on three distinct business units, strengthens our management team and makes PacifiCorp more competitive," Buckman said. "These three discrete operational units make sense because they represent three distinct businesses, each with different sets of customers," he added.

     John Bohling, senior vice president, continues to direct power supply, and Dennis Steinberg, senior vice president, remains as head of wholesale sales and transmission.

     Beginning immediately, PacifiCorp will conduct a search for a senior vice president to oversee its retail sales and distribution operations. While PacifiCorp will continue to conduct its retail business under the well-established names of Pacific Power and Utah Power, management of the retail group will be consolidated under this one officer. In the interim, John Mooney, executive vice president of Utah Power, will act in this capacity.

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